Exhibit 5.1

July 10, 2026

Faraday Future Intelligent Electric Inc.

1990 E. Grand Ave

El Segundo, CA 90245

Re:	Faraday Future Intelligent Electric Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Faraday Future Intelligent Electric Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering for resale of up to an aggregate 62,006,269 shares of Class A Common Stock, par value $0.0001 per share (the “Common Stock”) including up to (i) 60,000,000 shares of Class A Common Stock (the “Secured SPA Shares”), which consists of shares of Class A Common Stock issuable upon conversion of certain convertible notes issued pursuant to a securities purchase agreement, dated as of May 15, 2026, as amended from time to time (the “Secured SPA”) (such convertible notes issued under the Secured SPA being referred to herein as the “Secured SPA Notes”), (ii) up to 500,000 shares of Class A Common Stock (the “Investor Shares”) issued to a certain investor pursuant to a securities purchase agreement, dated February 4, 2026, as amended and restated on April 14, 2026 (as so amended and restated, the “April SPA”) and (iii) 954,545 shares of Class A Common Stock (the “Costamp Settlement Shares”) issued to COSTAMP S.r.l., an Italian corporation (“Costamp”), in settlement of amounts owed to it, pursuant to a certain settlement agreement by and among the Company, Faraday & Future Inc., a California corporation wholly owned by the Company (“Faraday & Future”), and Costamp, dated as of December 15, 2025 (the “Costamp Settlement Agreement”) and (iv) 551,724 shares of Class A Common Stock (the “Nemat Settlement Shares” and together with the Costamp Settlement Shares, the “Settlement Shares”) issued to a designee of Nemat, Inc., a California corporation (“Nemat” and together with Costamp, the “Vendors”), in settlement of amounts owed to it, pursuant to a certain settlement agreement by and among the Company, Faraday & Future, and Nemat, dated as of April 21, 2026 (the “Nemat Settlement Agreement”) in each case, for the account of the persons listed as selling securityholders identified in the Registration Statement (the “Selling Stockholders”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In our capacity as corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.	the Registration Statement (including the prospectus contained therein);

2.	Third Amended and Restated Certificate of Incorporation of the Company, as amended;

3.	Amended and Restated Bylaws of the Company;

4.	the Secured SPA;

5.	the Secured SPA Notes;

6.	the April SPA;

7.	the Costamp Settlement Agreement;

8.	the Nemat Settlement Agreement; and

9.	certain Unanimous Written Consents of the Board of Directors of the Company and resolutions of the Board of Directors of the Company authorizing the transactions relating to the Secured SPA, the Secured SPA Notes, the April SPA, the Costamp Settlement Agreement and the Nemat Settlement Agreement, including the issuance of the securities of the Company contemplated thereby.

In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies, and the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). In addition, we have assumed and not verified the accuracy as to the factual matters of each document we have reviewed and the accuracy of, and each applicable party’s full compliance with, any representations and warranties contained therein. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. Accordingly, we are relying upon (without any independent investigation thereof) the truth and accuracy of the statements, covenants, representations and warranties set forth in the documents we have reviewed.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	Each of the Investor Shares has been duly authorized for issuance by all necessary corporate action on the part of the Company and are validly issued, fully paid and non-assessable.

2.	Each of the Settlement Shares has been duly authorized for issuance by all necessary corporate action on the part of the Company and are validly issued, fully paid and non-assessable.

3.	The Secured SPA Shares issuable upon the conversion of the Secured SPA Notes have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered against payment therefor upon conversion of the Secured SPA Notes in accordance with the terms therein, will be validly issued, fully paid and non-assessable.

Our opinion is limited to applicable statutory provisions of the Delaware General Corporation Law (the “DGCL”) and the reported judicial decisions interpreting those laws, and federal laws of the United States of America to the extent referred to specifically herein. We are generally familiar with the DGCL as currently in effect and the judicial decisions thereunder and have made such inquiries and review of matters of fact and law as we determined necessary to render the opinions contained herein. We assume no obligation to revise or supplement this opinion letter in the event of future changes in such laws or the interpretations thereof or such facts. We express no opinion regarding the Securities Act, or any other federal or state laws or regulations.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Very truly yours,

/s/ PRYOR CASHMAN LLP